Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of Rio Tinto plc of our report dated June 26, 2009, relating to the financial statements and supplemental schedules of the Rio Tinto America Inc. Savings Plan, which appears in this Annual Report on Form 11-K.

/s/ Tanner LC

Salt Lake City, Utah
June 26, 2009